 Exhibit 99.1

News Release
®	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Cynthia A. Lance
Executive Vice President and Corporate Secretary
(630) 875-7345
TRADED: NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL: FMBI
FIRST MIDWEST BANCORP, INC. WELCOMES NEW DIRECTOR

ITASCA, IL., March 22, 2011 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”)  (NASDAQ NGS: FMBI) , the holding company of First Midwest Bank, announced today the appointment to its Board of Directors of Peter J. Henseler, the President of RC2 Corporation, a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products.

“We are very pleased to have Peter Henseler join our outstanding Board of Directors,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Pete brings important sales, marketing and operational experience to our Board and we look forward to his future contributions to First Midwest.”

Mr. Henseler has been with RC2 since 1996, serving as President since 2002 and Executive Vice President of Sales and Marketing from 1999 to 2002. Prior to joining RC2, Mr. Henseler held marketing positions at McDonald's Corporation and Hasbro, Inc.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 64 communities, primarily in metropolitan Chicago.  First Midwest was recently recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers.